Free Writing Prospectus Filed Pursuant to Rule 433 Relating to Prospectus dated December 19, 2011 Registration Statement No. 333-177282

RetireOne Transamerica Eligible Assets

Transamerica Advisors Life Insurance Company

Work with your RIA to build your portfolio

FUNDS

Core Fixed	Allocation Range = 20 - 100%

Ticker	Fund Name
DFGBX	DFA Global Bond
DIPSX	DFA Inflation-Protected Securities I
DFAPX	DFA Investment Grade Instl
DFIHX	DFA Short Term Fixed
DFEQX	DFA Short-Term Extended Quality Instl
DFFGX	DFA Short-Term Government I
DFGFX	DFA Two-Year Global Fixed-Income I
PTTDX	PIMCO Total Return
PTTRX	PIMCO Total Return Instl
SWBDX	Schwab Short-Term Bond Market Fund™
SWLBX	Schwab Total Bond Market Fund™
TGCFX	TCW Core Fixed Income
TGLMX	TCW Total Return Bond
TGMNX	TCW Total Return Bond N
VFIJX	Vanguard GNMA Adm
VFSUX	Vanguard Short-Term Investment-Grade Adm
VFSTX	Vanguard Short Term Investment Grade
VBMFX	Vanguard Total Bond Market

ALL MONEY MARKET/CASH OPTIONS OFFERED BY THE CUSTODIAN ARE ELIGIBLE ASSETS.

ETFs

Core Fixed	Allocation Range = 20 - 100%

Ticker	Fund Name
SHY	iShares Barclays 1-3 Year Treasury Bond
TLT	iShares Barclays 20+ Year Treas Bond
IEF	Barclays 7-10 Year Treasury Bond
AGG	Barclays Aggregate Bond
GVI	iShares Barclays Interm Govt/Credit Bond
CIU	iShares Barclays Intermediate Credit Bd
SHV	Barclays Short Treasury
TIP	iShares Barclays TIPS Bond
BOND	PIMCO Total Return ETF
SCHP	Schwab U.S. TIPS ETF™
BIV	Vanguard Intermediate-Term Bond ETF
BLV	Vanguard Long-Term Bond Index ETF
BSV	Vanguard Short Term Bond ETF
BND	Vanguard Total Bond Market ETF

Core Equity	Allocation Range = 0 - 80%

Ticker	Fund Name
BRLIX	Bridgeway Blue Chip 35 Index
DGTSX	DFA Global Allocation 25/75 I
DGSIX	DFA Global Allocation 60/40 I
DTMEX	DFA Tax-Managed US Eq
DFEOX	DFA US Core Equity 1 I
DFLVX	DFA US Large Cap Value
DFUVX	DFA US Large Cap Value III
DFUSX	DFA US Large Company I
PSTKX	PIMCO StocksPLUS Instl
SNXFX	Schwab 1000 Index Fund®
SFLNX	Schwab Fundamental US Large Company Index Fund
SWPPX	Schwab® S&P 500 Index Fund®
SWTSX	Schwab Total Stock Market Index Fund®
TICRX	TIAA-CREF Social Choice Eq Retail
VFINX	Vanguard Equity (S&P 500) Index
VBINX	Vanguard Balanced Index
VIGRX	Vanguard Growth Index

Core Equity	Allocation Range = 0 - 80%

Ticker	Fund Name
IWF	iShares Russell 1000 Growth
IWB	iShares Russell 1000 Index
IWD	iShares Russell 1000 Value
ISI	iShares S&P 1500 Index Fund
IVV	iShares S&P 500
SCHB	Schwab U.S. Broad Market ETF
SCHX	Schwab U.S. Large-Cap ETF
SCHG	Schwab U.S. Large-Cap Growth ETF
SCHV	Schwab U.S. Large-Cap Value ETF
VIG	Vanguard Dividend Appreciation ETF
VUG	Vanguard Growth
VONG	Vanguard Russell 1000 Growth Index ETF
VONV	Vanguard Russell 1000 Value Index ETF
VOO	Vanguard S&P 500 Index ETF
VTI	Vanguard Total Stock Market ETF
VTV	Vanguard Value ETF

Transamerica Advisors Life Insurance Company    |    Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states.

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

ROTA-EA-0313	222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742) www.aria4advisors.com

RetireOne Transamerica Eligible Assets Transamerica Advisors Life Insurance Company

FUNDS

International	Allocation Range = 0 - 25%

Ticker	Fund Name
DGEIX	DFA Global Equity I
DFIEX	DFA International Core Equity I
DFIVX	DFA International Value
DFVIX	DFA International Value III
DTMIX	DFA Tax-Managed International Value
HAINX	Harbor International Fund Institutional Class
PFORX	PIMCO Foreign Bond (U.S. Dollar-Hedged) Fund Inst Class
PGAIX	PIMCO Global Multi-Asset Instl
SWISX	Schwab International Index Fund®
RPIBX	T. Rowe Price International Bond
TGBAX	Templeton Global Bond Adv
VGTSX	Vanguard Total International Stock Index

ETFs

International	Allocation Range = 0 - 25%

Ticker	Fund Name
EFG	iShares MSCI EAFE Growth Index Fund
EFA	iShares MSCI EAFE Index
EFV	iShares MSCI EAFE Value Index
SCHF	Schwab International Equity ETF™
VEA	Vanguard MSCI EAFE ETF
VXUS	Vanguard Total Intl Stock Idx ETF

Small & Mid-Cap	Allocation Range = 0 - 10%

Ticker	Fund Name
BOSVX	Bridgeway Omni Small-Cap Value N
DFTCX	DFA T.A. US Core Equity 2 Instl
DTMMX	DFA Tax-Managed US Marketwide Value
DFTSX	DFA Tax-Managed US Small Cap
DTMVX	DFA Tax-Managed US Targeted Value
DFQTX	DFA US Core Equity 2 I
DFSTX	DFA US Small Cap I
DFSVX	DFA US Small Cap Value I
DFFVX	DFA US Targeted Value
FMDCX	Federated Mid-Cap Index
SWSSX	Schwab Small-Cap Index Fund®
VIMSX	Vanguard Mid-Cap Index
VISGX	Vanguard Small-Cap Growth Index
DFTIX	DFA INTERMEDIATE TERM MUNICIPAL*

Small & Mid-Cap	Allocation Range = 0 - 10%

Ticker	Fund Name
IWO	iShares Russell 2000 Growth
IWM	iShares Russell 2000 Index
IWN	iShares Russel 2000 Value
IWP	iShares Russell Midcap Growth Index
IJK	iShares S&P MidCap 400 Growth Index Fund
IJH	iShares S&P Midcap 400 Index Fund
IJJ	iShares S&P MidCap 400 Value Index Fund
IJT	iShares S&P SmallCap 600 Growth Index Fund
IJR	iShares S&P SmallCap 600 Index Fund
IJS	iShares S&P SmallCap 600 Value Index Fund
SCHM	Schwab U.S. Mid-Cap ETF™
SCHA	Schwab U.S. Small-Cap ETF™
VXF	Vanguard Extended Market Index ETF
VO	Vanguard Mid Cap Index ETF
VOE	Vanguard Mid-Cap Value
VB	Vanguard Small Cap ETF
VBK	Vanguard Small Cap Growth ETF
VBR	Vanguard Small Cap Value ETF

Alternative	Allocation Range = 0 - 5%

Ticker	Fund Name
DFCEX	DFA Emerging Markets Core Equity I
DFEVX	DFA Emerging Markets Value I
DISVX	DFA International Small Cap Value I
DFISX	DFA International Small
DFREX	DFA Real Estate Securities I
DFTWX	DFA T.A. World ex US Core Equity Instl
PAXWX	Pax World Balanced Individual Inv
PAAIX	PIMCO All Asset Fund Institutional Class
PHYDX	PIMCO High Yield Institutional
SFENX	Schwab Fundamental Emerging Markets Index Fund
VEIEX	Vanguard Emerging Markets Stock Index
VGSIX	Vanguard REIT
VUIAX	Vanguard Utilities Index Adm
VYSVX	Vericimetry U.S. Small Cap Value

Alternative	Allocation Range = 0 - 5%

Ticker	Fund Name
ICF	iShares Cohen & Steers Realty Majors
IAU	iShares Gold Trust
HYG	iBoxx $ High Yield Corporate Bond
ITIP	iShares International Inflation-Linked Bond
EMB	iShares JP Morgan EM Bond
SCZ	iShares MSCI EAFE Small Cap Index Fund
EEM	iShares MSCI Emerging Markets Index
IWC	iShares Russell Microcap Index®
ACWX	MSCI ACWI ex US Index Fund
SCHE	Schwab Emerging Markets Equity ETF™
VWO	Vanguard Emerging Mkts
VNQ	Vanguard REIT
VPU	Vanguard Utilities ETF
DGS	WisdomTree Emerging Mkts SmallCap Div
DLS	WisdomTree International SmallCap Div

*	All funds have been assigned to asset groups based on their risk profile rather than by fund name or asset allocation category.

Transamerica Advisors Life Insurance Company    |    Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states.

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

222 South First Street    Suite 600    Louisville KY 40202    877-575-ARIA (2742)    www.aria4advisors.com

IMPORTANT INFORMATION ABOUT SALBs

Annuities that work like a Standalone Living Benefit (“SALB”) can play an important role in your retirement plan, but they are not for everyone. Before investing, you and your Aria representative should discuss aspects that affect the appropriateness for your situation, including cost, investment timeframe, and other retirement assets you may have. An Aria registered representative can help you determine whether this annuity may be appropriate for you.

IMPORTANT INFORMATION ABOUT RETIREONE TRANSAMERICA

The RetireOne Transamerica annuity is a fixed contingent annuity issued by Transamerica Advisors Life Insurance Company of Little Rock, AR.

Restrictions, Coverage Amount, Coverage Base, Fees and Taxation

The RetireOne Transamerica solution requires an investor’s holdings to remain fully invested in certain specified investments (“Eligible Assets”). It does not guarantee Eligible Asset performance and does not guarantee against a loss of principal. Ownership of the Eligible Assets on which the guarantee is based remains with the investor and can be accessed at any time, but withdrawals in excess of those permitted under the certificate terms will diminish or eliminate future guarantees

An investor’s initial coverage amount is established when they select a Lock-In Date. It may be no earlier than the date the investor or, if applicable, the investor’s spouse (if younger) attains age 60.

The Coverage Base on the Lock-In Date determines the initial Coverage Amount. Prior to the Lock-In Date, the Coverage Base will be the greater of 1) the current Coverage Base; 2) the value of the Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no withdrawals during the preceding Certificate Year, the value of your Covered Asset Pool as of any Quarterversary during the immediate preceding Certificate Year.

After the Lock-In Date, but before the insured event, the Coverage Amount is calculated on each Certificate Anniversary and is the greater of 1) the current coverage amount or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current coverage percentage. The insured event is when the value of the Covered Asset Pool is depleted according to the terms of the Certificate.

The RetireOne Transamerica annuity fee ranges from 1% to 1.75% annually depending on your investment profile and is based on the aggregate value of the Covered Assets. The fee is assessed quarterly. The fee can increase with in-force policies (subject to a maximum range of 1.75% to 2.50%). This fee is in addition to any charges that are imposed in connection with advisory and other services or charges (including sales loads or brokerage commissions) imposed by (or in connection with) the Eligible Assets in which you are invested as well as any fees that apply if used with an IRA.

Benefit payments are subject to ordinary income tax. If the investor’s Covered Asset Pool is depleted to zero, Transamerica Advisors Life Insurance Company makes payments based solely on its claims-paying ability, provided that the purchaser honors the terms of the annuity.

The annuity has no cash value, surrender value or death benefit. You may never receive the benefits available under the annuity, because the Eligible Assets may perform well enough that it is never reduced to zero.

The annuity will terminate and no benefit payments will be made if 1) withdrawals are made in excess of those permitted; which reduces the Coverage Base or Coverage Amount to zero; 2) the annuity fee is not paid; or 3) assets are not allocated exclusively to Eligible Assets. See prospectus for more information on termination of the annuity.

IMPORTANT INFORMATION

The guaranteed lifetime payments are backed by the claims-paying ability of Transamerica Advisors Life Insurance Company. They are not backed by any other entity, including the administrator, the broker/dealer from which this annuity is purchased, the insurance agency from which this annuity is purchased, or any affiliates of those entities. In addition, none make any representations or guarantees regarding the claims-paying ability of Transamerica Advisors Life Insurance Company. Guarantees do not apply to the mutual funds or ETFs.

The RetireOne Transamerica annuity is underwritten by Transamerica Capital, Inc. The annuity may not be available in all states or markets. Features and benefits may vary by state and market. In some states the annuity is issued as an individual contract instead of a group certificate. Certificate Form SALB-CERT-DE0811 and Contract Form SALB-IC-0811 (may vary by state).

Annuities may lose value and are not bank deposits, are not FDIC insured, and are not insured or endorsed by a bank or any government agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR and the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-575-ARIA (2742).

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

Securities offered through Protected Investors of America. Member: SIPC, FINRA. Protected Investors of America is licensed as a broker/dealer in all 50 states.

| 222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742) www.aria4advisors.com